EXHIBIT 21

SUBSIDIARIES OF THE COMPANY:

NAME	STATE OF INCORPORATION	PARENT

Ionatron Technology, Inc.	Delaware	Ionatron, Inc.
North Star Power Engineering, Inc.	Delaware	Ionatron, Inc.